Filed pursuant to Rule 424(b)(3) Registration No: 333-253492

PROSPECTUS	DATED APRIL 1, 2021

LITHIUM CORPORATION

22,979,458 Shares of Common Stock

This prospectus relates to the offer and sale of up to 22,979,458 shares of common stock, par value $0.001, of Lithium Corporation, a Nevada corporation, by Lincoln Park Capital Fund, LLC (“Lincoln Park”) or the selling stockholder.

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to a purchase agreement that we entered into with Lincoln Park on January 25, 2021. See The Lincoln Park Transaction for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”) .

The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently listed on the OTCQB Marketplace under the symbol “LTUM”. The trading price of our common shares has recently increased significantly, which we believe is attributable to growing global demand for (and production of) lithium ion battery powered electric vehicles, and a corresponding increase in investor speculation in exploration companies with prospective lithium assets. For example, on February 1, 2021, the last reported sale price of our common shares on the OTCQB Marketplace was $0.40 per share. On February 23, 2021, the last trading day prior to the date of this registration statement, the last reported sale price of our common stock on the OTCQB Marketplace was $0.90 per share., representing a 125% price increase over a 16 trading day period during which there was no corresponding change to our financial condition or results of operations. . Investing in our common stock contains risks including but not limited to the volatility in the price of our common stock, which may significantly change over short periods of time. See “Risk Factors” for a discussion of the volatility in the price of our stock and other risks in this offering.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2021.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the risks of investing in our securities discussed under “Risk Factors,” our financial statements and the related notes included in this prospectus, and the information set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before making an investment decision.

Company Overview

We are an exploration stage mining company engaged in the identification, acquisition, and exploration of metals and minerals with a focus on lithium mineralization on properties located in Nevada, and graphite and other rare earth element properties in British Columbia.

Our current operational focus is to conduct exploration activities on our San Emidio lithium-brine property in Nevada, and our titanium/ree/tantalum-niobium property, in British Columbia.

On March 2, 2017 we announced that we had signed a letter of intent with Bormal Resources Inc. with respect to three Tantalum-Niobium (Ta-Nb) properties (Michael, Yeehaw, and Three Valley Gap) located in British Columbia, Canada.

The Michael property in the Trail Creek Mining Division was originally staked to cover one of the most compelling tantalum in stream sediment anomalies as seen in the government RGS database in British Columbia. Bormal conducted a stream sediment sampling program in 2014, and determined that the tantalum-niobium in stream sediment anomaly here is bona fide, and in the order of 6 kilometers in length. In November of 2016 Lithium Corporation conducted a short soil geochemistry orientation program on the property as part of its due diligence, and determined that there are elevated levels of tantalum-niobium in soils here.

Also in the general area of the Michael property, the Yeehaw property has been staked over a similar but lower amplitude tantalum/total rare earth elements (TREE’s) in stream sediment anomaly. Both properties are situated in the Eocene Coryell Batholith, and it is thought that these anomalies may arise from either carbonatite or pegmatite type deposits. The Company conducted a helicopter borne bio-geochemical survey on these two properties in June 2017, which did return anomalous results. This was followed up by a geological and geochemical examination of the Yeehaw property in early July 2017, and additional work of a similar nature later in July, and again in early October 2017. These examinations uncovered a zone roughly 30 meters wide which included an interval that is mineralized with approximately 0.75% TREE’s. While markedly anomalous it is not exceedingly enriched in TREE’s. However this zone may not be the “main event” in the area but a harbinger of bigger and better things, and also it is enriched in titanium (Ti), which could possibly be in the form of Perovskite, a mineral of considerable interest for the next generation of photo-voltaic cells. Preliminary geological and geochemical work were performed on the Michael property in October of 2016, followed by a brief airborne biogeochemical survey in June of 2017, and additional ground geological and geochemical assessment work in early October, 2017. The third property – Three Valley Gap, is in the Revelstoke Mining Division and is situated in a locale where several Nb-Ta enriched carbonatites have been noted to occur. A brief field program by Bormal in 2015 located one of these carbonatites, and concurrent soil sampling determined that the soils here are enriched with Nb-Ta over the known carbonatite, and indicated that there are other geochemical anomalies locally that may indicate that more carbonatites exist here and are shallowly buried.

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On February 23, 2018 we announced that we had dropped any interest in the Michael and Three Valley Gap properties, and had renegotiated the final share payment as required in the agreement from 750,000 to 400,000 shares. The final consideration shares have been issued and the Yeehaw property has been transferred by Bormal. During 2017 the Company conducted initial stream, rock and magnetometer surveys on the property, and discovered a 30 meter wide structure (Horseshoe Bend showing) that exhibits anomalous Titanium/REE mineralization. The company staked an additional 5227 acre (2115.51 hectares) mineral claim and conducted a brief exploration program in Spring 2018 of geological mapping and rock and soil sampling on the property. This program discovered a slightly stronger zone of similar mineralization approximately 660 feet (200 meters) to the northwest of the Horseshoe Bend, and similar float mineralization another 0.75 miles (1.2 kms) further to the northwest. Additional work was performed on the property in 2019 which extended the known strike of the Horseshoe Bend showing approximately 50 meters to the west, and mineralized float was found that possibly indicates it could continue to the east for another several hundred meters.

On February 16, 2016, we announced that we had entered into a letter of intent with 1032701 B.C. Ltd. with respect to our Fish Lake Valley lithium brine property in Esmeralda County, Nevada. On March 10, 2016 we issued a news release announcing the signing of the Fish Lake Valley Earn-In Agreement. The terms of the Earn-In Agreement allow 1032701 to earn an 80% interest in Fish Lake Valley for payments over two years totaling $300,000 and issuance of 400,000 common shares of the publicly traded company anticipated to result from a Going Public Transaction, and work performed on the property over three years in the amount of $1,100,000. 1032701 then has a Subsequent Earn-In option to purchase Lithium Corporation’s remaining 20% working interest within one year of earning the 80% by paying the Company a further $1,000,000, at that point the Company would retain a 2.5% Net Smelter Royalty, half of which may be purchased by 1032701 for an additional $1,000,000. Should the Purchaser elect not to exercise the Subsequent Earn-In, a joint venture will be established. During the Joint Venture, should either party be diluted below a 10% working interest - their interest in the property will revert to a 7.5% Net Smelter Royalty. The first tranche of cash and shares are to be issued within 60 days of the signing of the formal agreement. Menika Mining, a publicly traded company on the TSX Venture Exchange trading under the symbol MML announced on March 8, 2016 that it intended to acquire 1032701 B.C. Ltd and the right to acquire the Fish Lake Valley Property. Menika Mining completed the acquisition of 1032701 B.C. and fulfilled the initial obligations of the Fish Lake Valley Earn-In-Agreement in April of 2016. Meninka later changed their name to American Lithium. While the Purchaser did comply with all terms of the agreement with respect to cash and share payments it did not meet the expenditure level necessary with respect to its work commitment on the property, and the Company received formal notice of the relinquishment of the Purchasers right to earn the interest in the property on April 30th 2019. As this was the termination of the option agreement $443,308 was taken into income. During the year-ended December 31, 2019, the Company recorded a $159,859 allowance for the properties and has a net book value of $Nil.

Effective May 3, 2016, our company entered in to an Exploration Earn-In Agreement with 1067323 B.C. Ltd. with respect to our San Emidio property. The terms of the formal agreement are; payment of $100,000, issuance of 300,000 common shares of 1067323 B.C. Ltd., or of the publicly traded company anticipated to result from a Going Public Transaction, and work performed on the property by the Optionee in the amount of $600,000 over the next three years to earn an 80% interest in the property. 1067323 then had a subsequent Earn-In option to purchase Lithium Corporation’s remaining 20% working interest within three years of earning the 80% by paying our company a further $1,000,000, at that point our company would retain a 2.5% Net Smelter Royalty, half of which could have been purchased by 1067323 for an additional $1,000,000. Should the Purchaser elect not to exercise the Subsequent Earn-In, a joint venture would have been established. 1067323 B.C. Ltd. merged with American Lithium Corp., and the first tranche of cash and shares were issued in June of 2016. The Company waived the work requirement for the first year and received 100,000 shares of American Lithium Corp. in May of 2017. To date, we have received $100,000 and 300,000 common shares in relation to the San Emidio option agreement. During the period ended June 30, 2018, the Company received notification that the purchaser had returned the property and, as such, $202,901 was taken into income. During the year-ended December 31, 2019, the Company recorded a $217,668 allowance for the properties and has a net book value of $Nil.

The Company revised its trenching permit at BC Sugar in 2017 and conducted a program of 12 mechanized test pits in May 2018. This work was done in an area ranging from 1 to 1.5 kilometers to the east of the Weather Station Zone in a zone of numerous discrete conductors detected during the 2015 FDEM geophysical survey. Three of these pits intercepted weathered weak to moderately mineralized graphitic material with the best assay being 2.62% graphitic, carbon, and six test pits bottomed in non-mineralized bedrock. The remaining three did not reach bedrock or intercept graphitic material prior to reaching the maximum digging capability of the excavating equipment used. The Company has reduced its acreage holdings here to approximately 203 acres (82 hectares) to facilitate applying 5 years assessment credit to the property, and is effectively looking to place it on the “back burner” in favor of developing other prospects that are presently of greater commercial interest.

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Coronavirus (COVID-19) Pandemic

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The global outbreak of COVID-19 continues to rapidly evolve, and the extent to which COVID-19 may impact our business and the natural resources market will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States, Canada and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. We are continuing to vigilantly monitor the situation with our primary focus on the health and safety of our employees and contractors.

Company Information

We were incorporated under the laws of the State of Nevada on January 30, 2007 under the name “Utalk Communications Inc.”. Effective September 30, 2009, we changed our name from “Utalk Communications, Inc.” to “Lithium Corporation”, by way of a merger with our wholly owned subsidiary Lithium Corporation, which was formed solely for the change of name. The name change and forward stock split became effective with the Over-the-Counter Bulletin Board at the opening for trading on October 1, 2009 under the stock symbol “LTUM”. Our CUSIP number is 536804 107. Our principal executive offices are located at 1031 Railroad Street, Suite 102B, Elko, Nevada 89801, and our telephone number is +1 (775) 410-5287. Our website address is www.lithiumcorporation.com. The information contained on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors” included elsewhere in this prospectus. These risks include the following:

●	The fact that we have not earned any operating revenues since our incorporation raises substantial doubt about our ability to continue to explore our mineral properties as a going concern.

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All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

●

The market price and trading volume of our common stock has and will continue to be subject to significant volatility which is unrelated to our financial performance and which may fluctuate more dramatically than the stock market in general.  Due to these unpredictable fluctuations in the market for our common stock, you may not be able to resell your shares at our above the price you paid for them.

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Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks.    In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on   our company.

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The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease operations.

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Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

●	Mineral prices are subject to dramatic and unpredictable fluctuations, which may make our mineral properties unviable.

●

We will need to raise substantial additional funds in the future, and these funds may not be available on acceptable terms or at all. A failure to obtain this necessary capital when needed could force us to delay, limit, scale back or cease some or all operations.

Lincoln Park Purchase Agreement

On January 25, 2021, we entered into a purchase agreement (the “Purchase Agreement”), and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park pursuant to which Lincoln Park committed to purchase up to $10,300,000 of our common stock.

Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,300,000 of shares of our common stock. On January 25, 2021, we sold 380,952 shares of common stock to Lincoln Park under the Purchase Agreement for an aggregate purchase price of $160,000 (the “Initial Purchase Shares)”. Future sales of common stock under the Purchase Agreement, if any, will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 36-month period commencing on the date that a registration statement of which this prospectus forms a part, which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”).

The Company shall also have the right, but not the obligation to sell to Lincoln Park up to $150,000 of shares of common stock (the “Commencement Purchase Shares”) on the Commencement Date. After the Commencement Date, on any business day over the term of the Purchase Agreement, we have the right, in our sole discretion, to direct Lincoln Park to purchase up to 100,000 shares of common stock per business day, which increases to up to 150,000 shares in the event the price of the Company’s common stock is not below $0.25 per share; up to 200,000 shares in the event the price of the Company’s common stock is not below $0.35 per share and up to 250,000 shares in the event the price of the Company’s common stock is not below $0.50 per share (each, a “Regular Purchase”), (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). The purchase price per share for the Commencement Purchase and for each such Regular Purchase will be based on prevailing market prices of the Company’s common stock immediately preceding the time of sale as computed under the Purchase Agreement. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000. In addition to Regular Purchases, provided that we present Lincoln Park with a purchase notice for the full amount allowed for a Regular Purchase, we may also direct Lincoln Park to make accelerated purchases and additional accelerated purchases as described in the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, in no event may we issue or sell to Lincoln Park under the shares of our common stock under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by the Lincoln Park and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then issued and outstanding shares of common stock (the “Beneficial Ownership Limitation”).

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements, conditions and indemnification obligations of the parties. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty. We issued to Lincoln Park 1,375,779 shares of common stock in consideration for entering into the Purchase Agreement.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

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The Offering

Shares of common stock offered by the selling stockholder

22,979,458 shares consisting of: (i) 380,952 shares sold to Lincoln Park at $0.42 per share on the Execution Date (the “Initial Purchase Shares”); (ii) 21,222,727 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus; and (iii) 1,375,779 commitment shares issued to Lincoln Park on the Execution Date (the “Commitment Shares”).

Shares of common stock outstanding before this offering	97,408,375 shares of common stock.

Shares of common stock to be outstanding after giving effect to the issuance of 21,222,727 shares under the Purchase Agreement registered hereunder	118,631,102 shares of common stock.

Use of proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $10,140,000 aggregate gross proceeds under the Purchase Agreement from any additional sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus.

Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See Use of Proceeds.

Terms of this offering

The selling stockholder, including its transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on The OTCQB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The shares of common stock may be sold at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price or at negotiated prices.

OTCQB Marketplace symbol	“LTUM”

Risk Factors

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in other documents filed after the date hereof.

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RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and related notes included elsewhere in this prospectus, before you decide to invest in our common stock. If any of the following risks or uncertainties actually occur, our business, results of operations or financial condition could be materially harmed, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us; however, they may not be the only ones that we face. Additional risks and uncertainties of which we are unaware or currently deem immaterial may also become important factors that may harm our business. Except as required by law, we undertake no obligations to update any risk factors.

Risks Related to our Company

The fact that we have not earned any operating revenues since our incorporation raises substantial doubt about our ability to continue to explore our mineral properties as a going concern.

We have not generated any revenue from operations since our incorporation and we anticipate that we will continue to incur operating expenses without revenues unless and until we are able to identify a mineral resource in a commercially exploitable quantity on one or more of our mineral properties and we build and operate a mine. We had cash in the amount of $191,125 as of December 31, 2020. At December 31, 2020, we had working capital of $191,235. We incurred a net loss of $159,320 for the year ended December 31, 2020. We estimate our average monthly operating expenses to be approximately $28,000, including property costs, management services and administrative costs. Should the results of our planned exploration require us to increase our current operating budget, we may have to raise additional funds to meet our currently budgeted operating requirements for the next 12 months. As we cannot assure a lender that we will be able to successfully explore and develop our mineral properties, we will probably find it difficult to raise debt financing from funding sources. We have traditionally raised our operating capital from sales of equity securities, but there can be no assurance that we will continue to be able to do so. If we cannot raise the money that we need to continue exploration of our mineral properties, we may be forced to delay, scale back, or eliminate our exploration activities. If any of these were to occur, there is a substantial risk that our business would fail.

Management has plans to seek additional capital through private placements of its capital stock. These conditions raise substantial doubt about our company’s ability to continue as a going concern. Although there are no assurances that management’s plans will be realized, management believes that our company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event our company cannot continue in existence.” We continue to experience net operating losses.

We have a history of significant recurring losses totaling approximately $4.62 million at December 31, 2019 and $4.79 million at December 31, 2020, and these losses may continue in the future.

As of December 31, 2019 and 2020, we had an accumulated deficit of approximately $4.62 million and $4.79 million, respectively, and these losses may continue in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expense. As a result, we will need to generate significant revenue to achieve profitability, and we may never achieve profitability.

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Our business is subject to risks arising from epidemic diseases, such as the recent global outbreak of the COVID-19 coronavirus.

The recent outbreak of the novel coronavirus, COVID-19, which has been declared by the World Health Organization to be a pandemic, has spread across the globe and is impacting worldwide economic activity. A pandemic, including COVID-19 or other public health epidemic, poses the risk that we or our employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including shutdowns that may be requested or mandated by governmental authorities. While it is not possible at this time to estimate the impact that COVID-19 could have on our business, the COVID-19 pandemic and mitigation measures have had and may continue to have an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

We depend on key personnel, the loss of any of whom could materially adversely affect future operations.

Our success will depend to a significant extent upon the efforts and abilities of our executive officers and other key personnel. The loss of the services of one or more of these key employees and any negative market or industry perception arising from the loss of such services could have a material adverse effect on us and the trading price of our common stock. Our business will also be dependent upon our ability to attract and retain qualified personnel. Acquiring and keeping these personnel could prove more difficult or cost substantially more than estimated and we cannot be certain that we will be able to retain such personnel or attract a high caliber of personnel in the future.

 Risks Associated with Mining

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

Despite exploration work on our mineral properties, we have not established that any of them contain any mineral reserve, nor can there be any assurance that we will be able to do so. If we do not, our business could fail.

A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/about/forms/industryguides.pdf) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a “reserve” that meets the requirements of the Securities and Exchange Commission’s Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any “reserve” and any funds that we spend on exploration will probably be lost.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

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Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involves many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Mineral prices are subject to dramatic and unpredictable fluctuations.

We expect to derive revenues, if any, either from the sale of our mineral resource properties or from the extraction and sale of lithium and/or associated byproducts. The price of those commodities has fluctuated widely in recent years, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. We cannot accurately predict the effect of these factors on the price of base and precious metals, and therefore cannot guarantee the economic viability of any of our exploration properties.

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The mining industry is highly competitive and there is no assurance that we will continue to be successful in acquiring mineral claims. If we cannot continue to acquire properties to explore for mineral resources, we may be required to reduce or cease operations.

The mineral exploration, development, and production industry is largely un-integrated. We compete with other exploration companies looking for mineral resource properties. While we compete with other exploration companies in the effort to locate and acquire mineral resource properties, we will not compete with them for the removal or sales of mineral products from our properties if we should eventually discover the presence of them in quantities sufficient to make production economically feasible. Readily available markets exist worldwide for the sale of mineral products. Therefore, we will likely be able to sell any mineral products that we identify and produce.

In identifying and acquiring mineral resource properties, we compete with many companies possessing greater financial resources and technical facilities. This competition could adversely affect our ability to acquire suitable prospects for exploration in the future. Accordingly, there can be no assurance that we will acquire any interest in additional mineral resource properties that might yield reserves or result in commercial mining operations.

Risks Related to Our Securities

 Our stock price has been volatile, and your investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. For example, on January 27, 2021, the price of our common stock closed at $0.35 per share while on February 17, 2021, the price of our common stock closed at $0.82 per share without disclosure of news or other developments by us. We have and may in the future may incur rapid and substantial increases or decreases in our stock price in the foreseeable future that are do not coincide in timing with the disclosure of news or developments by us. The stock market in general, and the market for mining companies in particular, has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. You may not be able to resell your shares at or above the price you pay for those shares due to fluctuations in the market price of our Common Stock caused by changes in our operating performance or prospects and other factors.

Some specific factors that may have a significant effect on our Common Stock market price include:

●	actual or anticipated fluctuations in our operating results or future prospects;

●	our announcements or our competitors’ announcements of new products;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	changes in our growth rates or our competitors’ growth rates;

●	developments regarding our patents or proprietary rights or those of our competitors;

●	our inability to raise additional capital as needed;

●	substantial sales of Common Stock underlying warrants and preferred stock;

●	concern as to the efficacy of our products;

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●	changes in financial markets or general economic conditions;

●	sales of Common Stock by us or members of our management team; and

●	changes in stock market analyst recommendations or earnings estimates regarding our Common Stock, other comparable companies or our industry generally.

Our future sales of our Common Stock could adversely affect its price and our future capital-raising activities could involve the issuance of equity securities, which would dilute shareholders’ investments and could result in a decline in the trading price of our Common Stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of our Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of our Common Stock and our ability to raise capital. We may issue additional Common Stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of Common Stock. The market price for our Common Stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, we may enter into financing transactions at prices that represent a substantial discount to the market price of our Common Stock. A negative reaction by investors and securities analysts to any discounted sale of our equity securities could result in a decline in the trading price of our Common Stock.

Our Common Stock is subject to “penny stock” rules.

Our Common Stock is currently defined as a “penny stock” under Rule 3a51-1 promulgated under the Exchange Act which is subject to Rules 15g-2 through 15g-7 and Rule 15g-9, which impose additional sales practice requirements on broker-dealers that sell penny stocks to persons other than established customers and institutional accredited investors. Among other things, for transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, these rules may affect the ability of broker-dealers to sell our Common Stock and affect the ability of holders to sell their shares of our Common Stock in the secondary market. To the extent our Common Stock is subject to the penny stock regulations, the market liquidity for our shares will be adversely affected.

We do not expect to pay cash dividends on our Common Stock for the foreseeable future.

We have never paid cash dividends on our Common Stock and do not anticipate that any cash dividends will be paid on the Common Stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition.

Risks Related to this Offering

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On January 25, 2021, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,300,000 of our common stock, including the Initial Purchase Shares. Upon the execution of the Purchase Agreement, we issued 1,375,779 Commitment Shares to Lincoln Park as a fee for its commitment to enter into the Purchase Agreement and purchase shares of our common stock thereunder. We also sold 380,952 shares of our common stock to Lincoln Park for aggregate consideration of $160,000 on the Execution Date. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park, at our sole discretion, from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the prevailing price of our common stock on the date(s) of purchase. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

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We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined solely by us. We may ultimately decide to sell to Lincoln Park all, some or none of the 21,222,727 shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement and registered under the registration statement that includes this prospectus. If and when we do sell any additional shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We will require additional financing to sustain our operations and without it we may not be able to continue operations.

We may direct Lincoln Park to purchase up to $10,140,000 worth of shares of our common stock under our agreement over a 36-month period generally in amounts up to 100,000 shares of our common stock, which share amount may be increased to include additional shares of our common stock depending on the market price of our common stock at the time of sale, and subject to a maximum limit of $500,000 per purchase, on any such business day. In addition to the 1,375,779 Commitment Shares, the 380,952 Initial Purchase Shares, an additional 21,222,727 shares of our common stock, including the Commencement Purchase Shares, are being offered under this prospectus that may be sold by us to Lincoln Park, at our discretion, from time to time over a 36-month period commencing after the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to $10,300,000. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $10,300,000 of shares of common stock under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our common stock or other securities may result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time, including pursuant to the Purchase Agreement with Lincoln Park. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In addition, sales of a substantial number of shares of our outstanding common stock in the public market could occur at any time. Certain of our stockholders, including Lincoln Park, hold a substantial number of our common stock that many of them are now able to sell in the public market. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

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We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding warrants or options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	the availability of capital to satisfy our working capital requirements;

●	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

●	anticipated trends and challenges in our business and the markets in which we operate;

●	our ability to anticipate market needs or develop new or enhanced products to meet those needs;

●	our expectations regarding market acceptance of our products;

●	the success of competing products by others that are or become available in the market in which we sell our products;

●	our ability to protect our confidential information and intellectual property rights;

●	our ability to manage expansion into international markets;

●	our ability to maintain or broaden our business relationships and develop new relationships with strategic alliances, suppliers, customers, distributors or otherwise;

●	developments in the U.S. and foreign countries; and

●	other risks and uncertainties, including those described under the section titled “Risk Factors” in this prospectus.

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These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

LINCOLN PARK TRANSACTION

General

On January 25, 2021 (the “Execution Date”), we entered into a Purchase Agreement and a Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,300,000 of our common stock from time to time during the term of the Purchase Agreement, subject to certain limitations, of which Lincoln Park purchased 380,952 shares of common stock on the Execution Date for a purchase price of $160,000.

Other than the Initial Purchase Shares, which we sold to Lincoln Park on the Execution Date, we do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the Commencement Date (defined below) has occurred. The Company shall also have the right, but not the obligation to sell to Lincoln Park up to $150,000 of shares of Common Stock on the Commencement Date at the Purchase Price (as defined below). Thereafter, we may, from time to time, and at our sole discretion, on any single business day, direct Lincoln Park to purchase shares of our common stock in amounts up to 100,000 shares, which amounts may be increased depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $500,000 per Regular Purchase. In addition, at our discretion, Lincoln Park has committed to purchase other amounts under an Accelerated Purchase (as defined below) under certain circumstances. The purchase price per share sold will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, in no event may we issue or sell to Lincoln Park under the shares of our common stock under the Purchase Agreement which, when aggregated with all other shares of Common Stock then beneficially owned by Lincoln Park and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Lincoln Park and its affiliates of more than 4.99% of the then issued and outstanding shares of common stock.

Pursuant to the Registration Rights Agreement, the Company is required to register the shares of common stock that have been and may be issued to Lincoln Park under the Purchase Agreement. We have filed the registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, up to 22,979,458 shares of common stock, representing 23.59% of our issued and outstanding shares of common stock on February 17, 2021.

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Purchase of Shares Under the Purchase Agreement

Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $10,300,000 of shares of common stock, including the Initial Purchase Shares purchased by Lincoln Park on the Execution Date. Such sales of common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the Commencement Date when the registration statement covering the resale of shares of common stock that have been and may be issued under the Purchase Agreement, which the Company agreed to file with the SEC pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied, all of which are outside the control of Lincoln Park.

Under the Purchase Agreement, on any business day over the term of the Purchase Agreement, the Company has the right, in its sole discretion, to present Lincoln Park with a purchase notice (each, a “Purchase Notice”) directing Lincoln Park to complete a Regular Purchase up to 100,000 shares of common stock per business day, which increases to up to 150,000 shares in the event the price of the Company’s common stock is not below $0.25 per share; up to 200,000 shares in the event the price of the Company’s common stock is not below $0.35 per share and up to 250,000 shares in the event the price of the Company’s common stock is not below $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000. The Purchase Agreement provides for a purchase price per Purchase Share (the “Purchase Price”) equal to 93% of the lesser of:

●	the lowest sale price of the Company’s common stock on the purchase date; and

●

the average of the three lowest closing sale prices for the Company’s common stock during the twelve consecutive business days ending on the business day immediately preceding the purchase date of such shares.

 In addition, on any date on which the Company submits a Purchase Notice to Lincoln Park, the Company also has the right, in its sole discretion, to present Lincoln with an accelerated purchase notice (each, an “Accelerated Purchase Notice”) directing Lincoln Park to purchase an amount of stock (the “Accelerated Purchase”) equal to up to the lesser of (i) three times the number of shares of common stock purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate shares of the Company’s common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed (such period of time on the applicable Accelerated Purchase Date, the “Accelerated Purchase Measurement Period”)common stockcommon stock. The purchase price per share of common stock for each such Accelerated Purchase will be equal to 93% of the lesser of:

●	the volume weighted average price of the Company’s common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

●	the closing sale price of the Company’s common stock on the applicable Accelerated Purchase Date.

The Company may also direct Lincoln Park on any business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder have been properly delivered to Lincoln Park in accordance with the Purchase Agreement, to purchase an amount of stock (the “Additional Accelerated Purchase”) equal to up to the lesser of (i) three times the number of shares purchased pursuant to such Regular Purchase; and (ii) 30% of the aggregate number of shares of the Company’s common stock traded during a certain portion of the normal trading hours on the applicable Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement (such period of time on the applicable Additional Accelerated Purchase date, the “Additional Accelerated Purchase Measurement Period”). The purchase price per share of common stock for each such Additional Accelerated Purchases will be equal to the Accelerated Purchase Price.

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In the case of the regular purchases and accelerated purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

●

the effectiveness of a registration statement registering the resale of the common stock issued or issuable to Lincoln Park lapses for any reason (including, without limitation, the issuance of a stop order or similar order) or such registration statement (or the prospectus forming a part thereof) is unavailable to Lincoln Park for resale of any or all of the Securities to be issued to Lincoln Park, and such lapse or unavailability continues for a period of ten (10) consecutive Business Days or for more than an aggregate of thirty (30) Business Days in any 365-day period, but excluding a lapse or unavailability where (i) the Company terminates a registration statement after Lincoln Park has confirmed in writing that all of the Securities covered thereby have been resold or (ii) the Company supersedes one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering Securities (provided in the case of this clause (ii) that all of the Securities covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

●

the suspension of the common stock from trading on the OTCQB or any other market on which the common stock trades for a period of one (1) Business Day, provided that the Company may not direct Lincoln Park to purchase any shares of common stock during any such suspension;

●

the delisting of the common stock from the OTCQB, provided, however, that the common stock is not immediately thereafter trading on The Nasdaq Capital Market, the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

●

the failure for any reason by the Company’s Transfer Agent to issue Purchase Shares to Lincoln Park within one (1) Business Day after the applicable Purchase Date, Accelerated Purchase Date or Additional Accelerated Purchase Date (as applicable) on which Lincoln Park is entitled to receive such Purchase Shares;

●

the Company breaches any representation, warranty, covenant or other term or condition under any Transaction Document if such breach has or could have a Material Adverse Effect (as defined in the Purchase Agreement) and except, in the case of a breach of a covenant which is reasonably curable, only if such breach continues for a period of at least five (5) Business Days;

●	if any Person commences a proceeding against the Company pursuant to or within the meaning of any Bankruptcy Law;

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●

if the Company is at any time insolvent, or pursuant to or within the meaning of any Bankruptcy Law, the Company (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors or is generally unable to pay its debts as the same become due;

●

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Company in an involuntary case, (ii) appoints a Custodian of the Company or for all or substantially all of its property, or (iii) orders the liquidation of the Company or any Subsidiary; or

●	if at any time the Company is not eligible to transfer its common stock electronically as DWAC Shares.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

 Termination Rights of the Company

We have the unconditional right, at any time, for any reason and without any payment or liability to Lincoln Park, to give notice to Lincoln Park to terminate the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 22,979,458 shares registered in this offering which have been and may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering may be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant number of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

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The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Limitation.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $10.3M Purchase Agreement (3)
$0.15	21,222,727	17.89%	$3,183,409
$0.40	21,222,727	17.89%	$8,489,091
$0.82	12,365,854	11.26%	$10,140,000
$1.00	10,140,000	9.43%	$10,140,000
$1.20	8,450,000	7.89%	$10,140,000

(1)

Includes the total number of purchase shares which we would have sold under the Purchase Agreement at the corresponding assumed purchase price per share set forth in the adjacent column, which does not include the 1,375,779 Commitment Shares, previously issued to Lincoln Park, nor the 380,952 Initial Purchase Shares previously sold to Lincoln Park. Although the Purchase Agreement provides that we may sell up to $10,300,000 of our common stock to Lincoln Park (including the 380,952 Initial Purchase Shares, which were sold for $160,000 in proceeds), we are only registering 22,979,458 shares (including the 1,375,779 Commitment Shares and the 380,952 Initial Purchase Shares previously issued to Lincoln Park) under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(2)

The denominator is based on 97,408,375 shares outstanding as of February 17, 2021, which includes (i) 1,375,779 Commitment Shares, and 380,952 Initial Purchase Shares issued to Lincoln Park following the execution of the Purchase Agreement, and (ii) the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. Although the percentage of outstanding shares beneficially owned by Lincoln Park after giving effect to the issuance to Lincoln Park of all shares under the Purchase Agreement is 17.88%, the Purchase Agreement restricts the total percentage of outstanding shares beneficially owned by Lincoln Park at 4.99%.

(3)	Does not include $160,000 proceeds from sale of 380,952 Initial Purchase Shares.

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SELLING STOCKHOLDER

This prospectus relates to only the resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued and sold to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on January 25, 2021 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold and may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of January 25, 2021. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	1,756,731	(2)	1.80% (3)	22,979,458	(4)	0.00%

(1)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)

Includes (i) 380,952 shares sold to Lincoln Park as Initial Purchase Shares under the Purchase Agreement; and (ii) 1,375,779 shares issued to Lincoln Park as Commitment Shares which are being registered under the registration statement of which this prospectus is a part. See the description under the heading The Lincoln Park Transaction below for more information about the Purchase Agreement.

(3)	Based on 97,408,375 shares of our common stock outstanding as of February 17, 2021.
(4)

Although the Purchase Agreement provides that we may sell up to $10,300,000 of our common stock to Lincoln Park, excluding the 1,375,779 Commitment Shares, but including the 380,952 Initial Purchase Shares, an additional 21,222,727 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park, at our discretion, from time to time over a 36-month period commencing after the Commencement Date. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,300,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement. See “The Lincoln Park Transaction.”

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PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be affected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

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We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our common stock is currently listed for quotation on the OTCQB Marketplace under the symbol “LTUM.”

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We may receive up to $10,300,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. However, we may not be registering for sale or offering for resale under the registration statement of which this prospectus is a part all of the shares issuable pursuant to the Purchase Agreement. On February 23, 2021 the closing sale price of our common stock was $0.90, as reported on the OTCQB, which significantly exceeds our average historical price per share. In the event that the average price of sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus is less than $0.48 per share, which is less than our historical trading price prior to January of 2021, we will not be able to raise the maximum amount available under the Purchase Agreement, and we will be required to file a new registration statement in order to raise the maximum amount available under the Purchase Agreement.]

In any evert, we will receive no proceeds from the sale of any shares of common stock by Lincoln Park pursuant to this prospectus. As we are unable to predict the timing or amount of potential issuances of all of the shares offered hereby (other than the Commitment Shares or the Initial Purchase Shares), we have not allocated any proceeds of such issuances to any particular purpose. Accordingly, all such proceeds actually received under the Purchase Agreement are expected to be used for general working capital and general corporate purposes. Regardless of the actual proceeds raised, we intend to apply available proceeds in the following approximate order of priority: general corporate maintenance, compensation of essential employees and/or consultants, professional fees and expenses related to our public reporting requirements, maintenance of our resource property interests, exploration expense, and expense related to the evaluation and acquisition of additional mineral property interests. In the event the proceeds actually received under the Purchase Agreement are insufficient for our planned purposes, we intend to limit or defer our planned exploration activities, and our planned evaluation and acquisition of additional mineral property interests, until such time as we have sufficient working capital.

Pending other uses, we intend to invest any proceeds from the offering in short-term investments or hold them as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the use of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

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DESCRIPTION OF OUR SECURITIES

General

Our certificate of incorporation, as amended (our “Charter”), authorizes the issuance of up to 3,000,000,000 shares of our common stock, $0.001 par value per share,.

As of March 18, 2021, we had 97,408,375 shares of common stock issued and outstanding. Our authorized but unissued shares of common stock are available for issuance without action by our stockholders.

We have no class of preferred stock authorized.

We may elect or be required to amend our Charter to increase the number of shares of common stock authorized for issuance prior to completing sales of shares of our common stock, or securities convertible and/or exchangeable into shares of our common stock described in this prospectus.

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: (775) 322-0626; Facsimile: (775) 322-5623.

Common Stock

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our Charter and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Except as otherwise expressly provided in our Charter, or as required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below. All outstanding shares of common stock are fully paid and nonassessable.

The holders of our common stock have equal ratable rights to dividends from funds legally available, when, as and if declared by our Board of Directors. To date, we have not paid any dividends on our common stock. Holders of common stock are also entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. The holders of shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose and in such event, the holders of the remaining shares will not be able to elect any of our directors. The holders of 50% percent of the outstanding common stock constitute a quorum at any meeting of shareholders, and the vote by the holders of a majority of the outstanding shares are required to effect certain fundamental corporate changes, such as liquidation, merger or amendment of our Charter.

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Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DESCRIPTION OF OUR BUSINESS

We are an exploration stage mining company engaged in the identification, acquisition, and exploration of metals and minerals with a focus on lithium mineralization on properties located in Nevada, and graphite and other rare earth element properties in British Columbia. Our current operational focus is to conduct exploration activities on our San Emidio lithium-brine property in Nevada, and our titanium/ree/tantalum-niobium property, in British Columbia.

We were incorporated under the laws of the State of Nevada on January 30, 2007 under the name “Utalk Communications Inc.”. Effective September 30, 2009, we changed our name from “Utalk Communications, Inc.” to “Lithium Corporation”, by way of a merger with our wholly owned subsidiary Lithium Corporation, which was formed solely for the change of name. The name change and forward stock split became effective with the Over-the-Counter Bulletin Board at the opening of trading on October 1, 2009, whereupon we adopted the stock symbol “LTUM”. Our CUSIP number is 536804 107. Our principal executive offices are located at 1031 Railroad Street, Suite 102B, Elko, Nevada 89801, and our telephone number is +1 (775) 410-5287. Our website address is www.lithiumcorporation.com. The information contained on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Overview

Effective September 30, 2009, we effected a 1 old for 60 new forward stock split of our issued and outstanding common stock. As a result, our authorized capital increased from 50,000,000 shares of common stock with a par value of $0.001 to 3,000,000,000 shares of common stock with a par value of $0.001 and our issued and outstanding shares increased from 4,470,000 shares of common stock to 268,200,000 shares of common stock.

On October 9, 2009, we entered into a share exchange agreement with Nevada Lithium and the shareholders of Nevada Lithium. The closing of the transactions contemplated in the share exchange agreement and the acquisition of all of the issued and outstanding common stock in the capital of Nevada Lithium occurred on October 19, 2009. In accordance with the closing of the share exchange agreement, we issued 12,350,000 shares of our common stock to the former shareholders of Nevada Lithium in exchange for the acquisition, by our company, of all of the 12,350,000 issued and outstanding shares of Nevada Lithium. Also, pursuant to the terms of the share exchange agreement, a director of our company cancelled 220,000,000 restricted shares of our common stock. Nevada Lithium’s corporate status was allowed to lapse and the company’s status with the Nevada Secretary of State has been revoked.

In June 2013, we purchased a claim in the Cherryville, BC area for 250,000 shares of our common stock. The claim area is known as the BC Sugar Property, and since this time we expanded the claim block considerably, and then have allowed a number of the less prospective claims to lapse. The company’s holdings here are currently 203 acres (82 hectares). In January, 2014, we agreed to buy back the shares issued pursuant to the June agreement for $2,500.

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Effective April 23, 2014, we entered into an operating agreement with All American Resources, L.L.C and TY & Sons Investments Inc. with respect to Summa, LLC, a Nevada limited liability company incorporated on December 12, 2013, wherein we hold a 25% membership. Our company’s capital contribution to Summa, LLC was $125,000, of which $100,000 was in cash and the balance in services. To date we have contributed an additional $16,700 to Summa, LLC.

Effective August 15, 2014, we entered into an asset purchase agreement with Pathion, Inc., a Delaware corporation, and Pathion Mining Inc., a Nevada corporation. Pursuant to the Agreement, we agreed to sell to Pathion, Inc. and Pathion Mining, our rights, interests and assets relating to our Fish Lake Valley, San Emidio and BC Sugar properties. The asset purchase agreement was set to close at the end of September 2014, but was extended to October 17, 2014 by mutual agreement, and was further extended until January 19, 2015. After Pathion failed to close the agreement within the agreed upon extended timeframe, we gave notice on January 27, 2015 of the termination of the asset purchase agreement entered into on August 15, 2014.

On February 20, 2015, our company signed a letter of intent with Kingsmere Mining Ltd., which is the preliminary step whereby Kingsmere, or their appointee, may choose to buy or option our company’s lithium brine properties in Nevada. The letter allowed for a due diligence and election period until April 1, 2015 with closing by April 15, 2015. The terms of the letter of intent with Kingsmere were subsequently extended to May 31, 2015. Our company and Kingsmere were not able to reach an agreement and a press release notifying the public was issued on June 23, 2015.

In April of 2016, our Company established a wholly owned subsidiary called Lithium Royalty Corp. The subsidiary was a Nevada Corporation and was the entity through which we had planned to build a portfolio of lithium mineral properties. Also that April Lithium Royalty Corp. acquired through staking the North Big Smoky Prospect, a block of placer mineral claims in Nye County Nevada. On May 13, 2016 our wholly owned subsidiary sold 100% of the interest in the North Big Smoky Property through a Property Acquisition Agreement with 1069934 Nevada Ltd. (“Purchaser”) a private company. Consideration paid to Lithium Royalty Corp. consisted of $10,000.00, reimbursement of staking and filing fees, 300,000 shares in the “Purchaser Parent”, 1069934 B.C. Ltd. Lithium Royalty Corp. retained a 2.5% Net Smelter Royalty (“Vendor NSR”) on the North Big Smoky Property and the Purchaser had the right to purchase up to one-half (50%) of the Vendor NSR for $1,000,000 to reduce the Vendor NSR to 1.25%. By agreement dated September 13, 2017 Lithium Corporation agreed to sell back the shares of 1069934 Nevada Ltd. to San Antone Minerals Corp. (successor of 1069934) for $3,000, which was to be paid to Lithium Corporation upon completion of a $500,000 financing, or by October 27, 2017 whichever occured the earliest. The Company received the compensation under the agreement on November 2, 2017. The North Big Smoky claims were abandoned by the Purchaser in 2017 and as a result the Company’s NSR interest in the property was extinguished.

On February 16, 2017, we issued a news release announcing that we had signed a letter of intent with Nevada Sunrise Gold Corp., (“NEV” (TSX-V - NEV, OTC - NVSGF)) with respect to our Salt Wells lithium-in-brine prospect located in Churchill County Nevada. Under the terms of the agreement NEV was to earn a 100% interest in the property subject to a 2% Net Smelter Royalty (NSR), and by making staged payments of cash and shares over the next two years. Issues arose with respect to the claim block and Nevada Sunrise’s understanding of the placement of the block, and ultimately it was determined that the Company would be best served by cancelling the agreement and refunding the money (minus bank fees) that Nevada Sunrise had sent. An informal letter agreement releasing the parties of all obligations save for the Area of Mutual Interest clause was executed by both parties on May 5, 2017 and funds in the amount of $24,950 were returned to NEV.

Our Current Business

We are an exploration stage mining company engaged in the identification, acquisition, and exploration of metals and minerals with a focus on lithium mineralization on properties located in Nevada, and Graphite and other energy metals properties in British Columbia.

Our current operational focus is to conduct exploration activities on our San Emidio lithium-brine property in Nevada, and our titanium/ree/tantalum-niobium property, in British Columbia.

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On March 2, 2017 we issued a news release announcing that we had signed a letter of intent with Bormal Resources Inc. with respect to three Tantalum-Niobium (Ta-Nb) properties (Michael, Yeehaw, and Three Valley Gap) located in British Columbia, Canada.

The Michael property in the Trail Creek Mining Division was originally staked to cover one of the most compelling tantalum in stream sediment anomalies as seen in the government RGS database in British Columbia. Bormal conducted a stream sediment sampling program in 2014, and determined that the tantalum-niobium in stream sediment anomaly here is bona fide, and in the order of 6 kilometers in length. In November of 2016 Lithium Corporation conducted a short soil geochemistry orientation program on the property as part of its due diligence, and determined that there are elevated levels of tantalum-niobium in soils here.

Also in the general area of the Michael property, the Yeehaw property has been staked over a similar but lower amplitude tantalum/total rare earth elements (TREE’s) in stream sediment anomaly. Both properties are situated in the Eocene Coryell Batholith, and it is thought that these anomalies may arise from either carbonatite or pegmatite type deposits. The Company conducted a helicopter borne bio-geochemical survey on these two properties in June 2017, which did return anomalous results. This was followed up by a geological and geochemical examination of the Yeehaw property in early July 2017, and additional work of a similar nature later in July, and again in early October 2017. These examinations uncovered a zone roughly 30 meters wide which included an interval that is mineralized with approximately 0.75% TREE’s. While markedly anomalous it is not exceedingly enriched in TREE’s. However this zone may not be the “main event” in the area but a harbinger of bigger and better things, and also it is enriched in titanium (Ti), which could possibly be in the form of Perovskite, a mineral of considerable interest for the next generation of photo-voltaic cells. Preliminary geological and geochemical work were performed on the Michael property in October of 2016, followed by a brief airborne biogeochemical survey in June of 2017, and additional ground geological and geochemical assessment work in early October, 2017. The third property – Three Valley Gap, is in the Revelstoke Mining Division and is situated in a locale where several Nb-Ta enriched carbonatites have been noted to occur. A brief field program by Bormal in 2015 located one of these carbonatites, and concurrent soil sampling determined that the soils here are enriched with Nb-Ta over the known carbonatite, and indicated that there are other geochemical anomalies locally that may indicate that more carbonatites exist here and are shallowly buried.

On February 23, 2018 we issued a news release announcing that we had dropped any interest in the Michael and Three Valley Gap properties, and had renegotiated the final share payment as required in the agreement from 750,000 to 400,000 shares. The final consideration shares have been issued and the Yeehaw property has been transferred by Bormal. During 2017 the Company conducted initial stream, rock and magnetometer surveys on the property, and discovered a 30 meter wide structure (Horseshoe Bend showing) that exhibits anomalous Titanium/REE mineralization. The company staked an additional 5227 acre (2115.51 hectares) mineral claim and conducted a brief exploration program in Spring 2018 of geological mapping and rock and soil sampling on the property. This program discovered a slightly stronger zone of similar mineralization approximately 660 feet (200 meters) to the northwest of the Horseshoe Bend, and similar float mineralization another 0.75 miles (1.2 kms) further to the northwest. Additional work was performed on the property in 2019 which extended the known strike of the Horseshoe Bend showing approximately 50 meters to the west, and mineralized float was found that possibly indicates it could continue to the east for another several hundred meters.

On February 16, 2016, we issued a news release announcing that our company has entered into a letter of intent with 1032701 B.C. Ltd. with respect to our Fish Lake Valley lithium brine property in Esmeralda County, Nevada. On March 10, 2016 we issued a news release announcing the signing of the Fish Lake Valley Earn-In Agreement. The terms of the Earn-In Agreement allow 1032701 to earn an 80% interest in Fish Lake Valley for payments over two years totaling $300,000 and issuance of 400,000 common shares of the publicly traded company anticipated to result from a Going Public Transaction, and work performed on the property over three years in the amount of $1,100,000. 1032701 then has a Subsequent Earn-In option to purchase Lithium Corporation’s remaining 20% working interest within one year of earning the 80% by paying the Company a further $1,000,000, at that point the Company would retain a 2.5% Net Smelter Royalty, half of which may be purchased by 1032701 for an additional $1,000,000. Should the Purchaser elect not to exercise the Subsequent Earn-In, a joint venture will be established. During the Joint Venture, should either party be diluted below a 10% working interest - their interest in the property will revert to a 7.5% Net Smelter Royalty. The first tranche of cash and shares are to be issued within 60 days of the signing of the formal agreement. Menika Mining, a publicly traded company on the TSX Venture Exchange trading under the symbol MML announced on March 8, 2016 that it intended to acquire 1032701 B.C. Ltd and the right to acquire the Fish Lake Valley Property. Menika Mining completed the acquisition of 1032701 B.C. and fulfilled the initial obligations of the Fish Lake Valley Earn-In-Agreement in April of 2016. Meninka later changed their name to American Lithium. While the Purchaser did comply with all terms of the agreement with respect to cash and share payments it did not meet the expenditure level necessary with respect to its work commitment on the property, and the Company received formal notice of the relinquishment of the Purchasers right to earn the interest in the property on April 30th 2019. As this was the termination of the option agreement $443,308 was taken into income. During the year-ended December 31, 2019, the Company recorded a $159,859 allowance for the properties and has a net book value of $Nil.

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Effective May 3, 2016, our company entered in to an Exploration Earn-In Agreement with 1067323 B.C. Ltd. with respect to our San Emidio property. The terms of the formal agreement are; payment of $100,000, issuance of 300,000 common shares of 1067323 B.C. Ltd., or of the publicly traded company anticipated to result from a Going Public Transaction, and work performed on the property by the Optionee in the amount of $600,000 over the next three years to earn an 80% interest in the property. 1067323 then had a subsequent Earn-In option to purchase Lithium Corporation’s remaining 20% working interest within three years of earning the 80% by paying our company a further $1,000,000, at that point our company would retain a 2.5% Net Smelter Royalty, half of which could have been purchased by 1067323 for an additional $1,000,000. Should the Purchaser elect not to exercise the Subsequent Earn-In, a joint venture would have been established. 1067323 B.C. Ltd. merged with American Lithium Corp., and the first tranche of cash and shares were issued in June of 2016. The Company waived the work requirement for the first year and received 100,000 shares of American Lithium Corp. in May of 2017. To date, we have received $100,000 and 300,000 common shares in relation to the San Emidio option agreement. During the period ended June 30, 2018, the Company received notification that the purchaser had returned the property and, as such, $202,901 was taken into income. During the year-ended December 31, 2019, the Company recorded a $217,668 allowance for the properties and has a net book value of $Nil.

The Company revised its trenching permit at BC Sugar in 2017 and conducted a program of 12 mechanized test pits in May 2018. This work was done in an area ranging from 1 to 1.5 kilometers to the east of the Weather Station Zone in a zone of numerous discrete conductors detected during the 2015 FDEM geophysical survey. Three of these pits intercepted weathered weak to moderately mineralized graphitic material with the best assay being 2.62% graphitic, carbon, and six test pits bottomed in non-mineralized bedrock. The remaining three did not reach bedrock or intercept graphitic material prior to reaching the maximum digging capability of the excavating equipment used. The Company has reduced its acreage holdings here to approximately 203 acres (82 hectares) to facilitate applying 5 years assessment credit to the property, and is effectively looking to place it on the “back burner” in favor of developing other prospects that are presently of greater commercial interest.

Competition

The mining industry is intensely competitive. We compete with numerous individuals and companies, including many major mining companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for access to funds. There are other competitors that have operations in the area and the presence of these competitors could adversely affect our ability to compete for financing and obtain the service providers, staff or equipment necessary for the exploration and exploitation of our properties.

Compliance with Government Regulation

Mining operations and exploration activities are subject to various national, state, provincial and local laws and regulations in United States and Canada, as well as other jurisdictions, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters.

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States and Canada. There are no current orders or directions relating to our company with respect to the foregoing laws and regulations.

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Research and Development

We have not incurred any research and development expenditures over the last two fiscal years.

Intellectual Property

We do not currently have any intellectual property, other than our domain name and website, www.lithiumcorporation.com.

Employees

We have no employees. Our officers and directors provide their services to our company as independent consultants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this prospectus. Readers are also urged to carefully review and consider the various disclosures made by us, which attempt to advise interested parties of the factors which affect our business, including (without limitation) the disclosures made under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors”, and in the audited consolidated financial statements, interim consolidated financial statements, and related notes included elsewhere in this prospectus.

Plan of Operations and Cash Requirements

Cash Requirements

Our current operational focus is to conduct exploration activities on the Fish Lake Valley property and San Emidio prospect in Nevada and the BC Sugar and Mount Heimdal properties in British Columbia. We expect to review other potential exploration projects from time to time as they are presented to us.

Our net cash from financing activities during the year ended December 31, 2020 was $Nil as compared to $Nil during the year ended December 31, 2019. As at December 31, 2020, we had approximately $206,051 in cash.

Over the next twelve months (beginning March 1, 2021) we expect to expend funds as follows:

Estimated Net Expenditures During the Next Twelve Months
$
General, Administrative Expenses	150,000
Exploration Expenses	500,000
Investor Relations	40,000
Employee and Consultant Compensation	131,000
Equipment	40,000
Travel	30,000
Total	891,000

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration and/or development, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

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There are no assurances that we will be able to obtain further funds required to execute our plan of operations for our continued operations. As noted herein, we are pursuing various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Results of Operations - Twelve Months Ended December 31, 2020 and 2019

The following summary of our results of operations should be read in conjunction with our financial statements for the year ended December 31, 2020, which are included herein.

Our operating results for the twelve months ended December 31, 2020, for the twelve months ended December 31, 2019 and the changes between those periods for the respective items are summarized as follows:

	Twelve Month Period Ended December 31, 2020	Twelve Month Period Ended December 31, 2019	Change Between Twelve Month Periods Ended December 31, 2020 and December 31, 2019
Revenue	$-	$-	$-
Professional fees	28,174	35,185	(7,011)
Exploration expenses	21,684	15,899	5,785
Consulting fees	76,500	107,500	(31,000)
Insurance expense	-	6,935	(6,935)
Investor relations	320	67,161	(66,841)
Transfer agent and filing fees	19,908	12,920	6,988
Travel	3,731	7,228	(3,497)
General and administrative	9,003	9,398	(395)
Writedown of mineral property	-	390,200	(390,200)
Interest (income)	-	(140)	140
Loss on sale of marketable securities	-	919	(919)
Gain on sale of mineral property	-	(443,308)	443,380
Loss on investment	-	10,000	(10,000)
Net loss	$159,320	$219,897	$(60,577)

Our financial statements report a net loss of $159,320 for the twelve month period ended December 31, 2020 compared to a net loss of $219,897 for the twelve month period ended December 31, 2019. Our losses have decreased by $60,577, primarily as a result of decreases in operating expenses including investor relations and shareholder communications and consulting fees and the gain on sale of mineral property being offset by the writedown on mineral property.

Our operating expenses for the year ended December 31, 2020 were $159,320 compared to $652,426 as of December 31, 2019. The decrease in operating expenses was across the board as the Company looked to mitigate expenditures.

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Liquidity and Financial Condition

Working Capital

	At December 31, 2020	At December 31, 2019
Current assets	$206,051	$367,464
Current liabilities	14,816	16,909
Working capital (deficiency)	$191,235	$350,555

Cash Flows

	Year Ended
	December 31
	2020	2019
Net cash (used in) operating activities	$(155,135)	$(186,855)
Net cash (used in) investing activities	-	(21,914)
Net cash (used in) financing activities	-	-
Net increase (decrease) in cash during period	$(155,135)	$(208,769)

Our total current liabilities as of December 31, 2020 were $14,816 as compared to total current liabilities of $16,909 as of December 31, 2019. The decrease was a result of decreased monthly consulting fees being charged to the Company.

Operating Activities

Net cash used in operating activities was $155,135 for the year ended December 31, 2020 compared with net cash used in operating activities of $186,895 in the same period in 2019.

Investing Activities

Net cash used in investing activities was $Nil for the year ended December 31, 2020 compared to net cash used in investing activities of $21,914 in the same period in 2019.

Financing Activities

The Company did not have any financing activities during the years ended December 31, 2020 and 2019.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations.

Going Concern

As of December 31, 2020, our company had a net loss of $159,320 and has earned no revenues. Our company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending December 31, 2021. The ability of our company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of our business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings. These factors, among others, raise substantial doubt about our company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Exploration Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to accounting and reporting by exploration stage companies. An exploration stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents

Cash includes cash on account, demand deposits, and short-term instruments with maturities of three months or less.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company has yet to realize revenues from operations. Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

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Loss per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. In the periods in which a loss is incurred, the effect of potential issuances of shares under options and warrants would be anti-dilutive, and therefore basic and diluted losses per share are the same.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Financial Instruments

The Company’s financial instruments consist of cash, deposits, prepaid expenses, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity and capacity of prompt liquidation of such assets and liabilities, the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Mineral Properties

Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. Mineral property acquisition costs are capitalized including licenses and lease payments. Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects. Impairment losses are recorded on mineral properties used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Recent Accounting Pronouncements

Leases (Topic 842). In February 2016, FASB issued ASU 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

The Company adopted the standard effective January 1, 2019. The standard allows a number of optional practical expedients to use for transition. The Company choose the certain practical expedients allowed under the transition guidance which permitted us to not to reassess any existing or expired contracts to determine if they contain embedded leases, to not to reassess our lease classification on existing leases, to account for lease and non-lease components as a single lease component for equipment leases, and whether initial direct costs previously capitalized would qualify for capitalization under FASB ASC 842. The new standard also provides practical expedients and recognition exemptions for an entity’s ongoing accounting policy elections. The Company has elected the short-term lease recognition for all leases that qualify, which means that we do not recognize a ROU asset and lease liability for any lease with a term of twelve months or less.

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The most significant impact of adopting the standard was the recognition of ROU assets and lease liabilities for operating leases on the Company’s consolidated balance sheet but it did not have an impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

The Company did not have a cumulative effect on adoption prior to January 1, 2019.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this Update modify certain disclosure requirements of fair value measurements and are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently unable to determine the impact on its financial statements of the adoption of this new accounting pronouncement.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting , which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 . The amendment provides guidance on accounting for the impact of the Tax Cuts and Jobs Act (the “Tax Act”) and allows entities to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This standard is effective upon issuance. The Tax Act has several significant changes that impact all taxpayers, including a transition tax, which is a one-time tax charge on accumulated, undistributed foreign earnings. The calculation of accumulated foreign earnings requires an analysis of each foreign entity’s financial results going back to 1986. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income . The guidance permits entities to reclassify tax effects stranded in Accumulated Other Comprehensive Income as a result of tax reform to retained earnings. This new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted in annual and interim periods and can be applied retrospectively or in the period of adoption. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-Controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

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In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting , which clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance requires modification accounting if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-4, Intangibles – Goodwill and Other (Topic 350): “Simplifying the Test for Goodwill Impairment. This update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity should apply the amendments in this update on a prospective basis. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition. That disclosure should be provided in the first annual period and in the interim period within the first annual period when the entity initially adopts the amendments in this update. A public business entity that is an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently unable to determine the impact on its financial statements of the adoption of this new accounting pronouncement.

In January 2017, the FASB issued ASU No. 2017-1, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of this ASU are effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments in this Update are to be applied prospectively on or after the effective date. The Company is currently unable to determine the impact on its financial statements of the adoption of this new accounting pronouncement.

DIRECTORS AND EXECUTIVE OFFICERS

 All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Date First Elected or

Name	Position Heldwith the Company	Age	Appointed
Tom Lewis	President, Treasurer, Secretary and Director	65	August 25, 2009
James Brown	Director	56	December 19, 2012
Brian Goss	Director	41	May 30, 2014
Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

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Tom Lewis – President, Secretary, Treasurer, Director

Tom Lewis acted as president, treasurer, secretary and director of our company since August 25, 2009. Mr. Lewis resigned as president, treasurer and secretary of our company on August 13, 2014 and resumed the positions of President, Chief Financial Officer and Treasurer on February 7, 2017 Mr. Lewis has more than 38 years’ experience in the oil and gas and mineral exploration industries. He has held various positions including project geologist, project manager, senior project geologist, and vice president exploration. He also was an integral member of the development team that explored, and developed the Cortez Hills deposit in Crescent Valley Nevada.

In 1974, Mr. Lewis started his career in the oil fields, and worked in the geophysical, and drilling industries until 1981, when he became a petroleum landman for Westburne Petroleum & Minerals. While there he was responsible for the acquisition and disposition of interests and maintaining title to petroleum lands in various locales in the United States, and Western Canada. In 1989, he started his own business as a consulting geologist and has worked in numerous locations over the past 30 years, including the United States, Mexico, Canada, Portugal, Chile, Africa, India and Honduras. Some of the positions he held include: working with Teck Cominco in 1996 evaluating and exploring precious metal deposits in Southern Mexico; project manager on the Farim phosphate deposit for Champion Resources in Guinea Bissau, West Africa in 1998; project geologist in 2001 and 2002 for Crystal Graphite Corporation, project geologist on the Midway Gold project in Tonopah, Nevada, followed by two years as senior geologist at the Cortez Joint Venture in Crescent Valley, Nevada. By August 2005 he was named vice president of exploration in Portugal for St. Elias Mines, working on the Jales project, and developing grass roots projects in Nevada. Following his experience in Portugal and Nevada he consulted to Selkirk Metals and New World Resource Corp. on projects in western Canada and Nevada. Most recently he consulted to Kinross Gold USA evaluating possible acquisitions.

James Brown - Director

James Brown has acted as a director of our company since December 19, 2012. Mr. Brown is a mining engineer with more than 25 years’ experience in the coal mining and exploration industry in Australia and Indonesia, including 22 years at Australian based coal producer New Hope Corporation. During this time he has held positions from front line mine planning and supervision, land acquisition, government approvals and mine and business development. Mr. Brown is also the managing director of Altura Mining Limited (ASX: AJM) an Australian listed company focused primarily on developing the Pilgangoora lithium deposit in Western Australia. Mr. Brown has overseen the growth of Altura from $10 million to $156 million in market capitalization. James is a member of the Australian Institute of Company Directors (MAICD).

Brian Goss –Director

Brian Goss has acted as a director of our company since May 30, 2014. Mr. Goss acted as president, treasurer, secretary and director of our company since August 13, 2014. Mr. Goss resigned as president, treasurer and secretary of our company on February 7. 2017. Mr. Goss served as president, chief executive officer, chief financial officer, treasurer and a director of Graphite Corp. July 9, 2012 through August 12, 2014. Mr. Goss graduated from Wayne State University with a Bachelor of Science Degree in Geology in 2003. Mr. Goss worked the 2002-2003 field seasons for Kennecott Exploration during the early exploration stages of the Eagle Project, a Duluth Type high grade nickel and copper deposit in Michigan’s Upper Peninsula. At the end of 2003, he moved to Northeast Nevada to explore for Carlin Type gold deposits. From 2004-2007, he worked as a staff geologist for Cameco Corporation, and subsequently in its spin out company, Centerra Gold Inc., on the REN deposit where the exploration team drilled deep exploration holes using pre-collars with core tails to contribute to the expansion of the +1 million ounce gold deposit that was subsequently taken over by Barrick Gold. Mr. Goss also held several other project geologist positions before founding Rangefront Geological in early 2008. Mr. Goss has built Rangefront into a premier geological services company that caters to a large spectrum of clients in the mining and minerals exploration industries, and also is a director and officer of several Canadian publicly listed companies.

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Employment Agreements

We have no formal employment agreements with any of our directors or officers.

Family Relationships

There are no family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

1.	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

2.	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

3.	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

4.	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and- desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self- regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Code of Ethics

Effective March 25, 2011, our company’s board of directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, our company’s principal executive officer and our principal financial and accounting officer, as well as persons performing similar functions. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us;

3.	compliance with applicable governmental laws, rules and regulations;

4.	the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.	accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our company’s personnel shall be accorded full access to our president and secretary with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our company’s personnel are to be accorded full access to our company’s board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our president or secretary.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our company’s president or secretary. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president or secretary, the incident must be reported to any member of our board of directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company’s Code of Business Conduct and Ethics by another.

Our Code of Business Conduct and Ethics was attached as an exhibit to our annual report filed on Form 10-K with the SEC on April 15, 2013. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request. Requests can be sent to: Lithium Corporation, 1031 Railroad St, Suite 102B., Elko, Nevada 89801.

Board and Committee Meetings

Our board of directors held no formal meetings during the year ended December 31, 201912. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the Nevada General Corporate Law and our Bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Nomination Process

As of December 31, 2020, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our board of directors. Our board of directors does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our board of directors has determined that it is in the best position to evaluate our company’s requirements as well as the qualifications of each candidate when the board considers a nominee for a position on our board of directors. If shareholders wish to recommend candidates directly to our board, they may do so by sending communications to the president of our company at the address on the cover of this annual report.

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Audit Committee

Currently our audit committee consists of our entire board of directors. We do not have a standing audit committee as we currently have limited working capital and no revenues. Should we be able to raise sufficient funding to execute our business plan, we will form an audit, compensation committee and other applicable committees utilizing our directors’ expertise.

Audit Committee Financial Expert

Currently our audit committee consists of our entire board of directors. We do not currently have a director who is qualified to act as the head of the audit committee.

EXECUTIVE COMPENSATION

Executive Compensation

 The particulars of the compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2020 and 2019; and

(c)	up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2018 and 2016, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year:

Name and Principal Position	Fiscal Year Ended 09/30	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Tom Lewis(1) President, Treasurer, secretary and Director	2020	Nil	Nil	Nil	Nil	Nil	76,500 (2)	76,500
	2019	Nil	Nil	Nil	Nil	Nil	120,000 (2)	120,000
Brian Goss(3) Director, Former President, Treasurer, Secretary	2020	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2019	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	Tom Lewis acted as president, treasurer, secretary and director of our company since August 25, 2009. Mr. Lewis resigned as president, treasurer and secretary of our company on August 13, 2014. Mr. Lewis resumed his positions of President, Chief Financial Officer and Treasurer on February 7, 2017

(2)	Mr. Lewis provides consulting services to our company as needed in relation to administration, project generation, and exploration of our company’s properties.

(3)	Mr. Goss has acted as a director of our company since May 30, 2014 and served as president, treasurer and secretary of our company from August 13, 2014 until February 7, 2017.

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2019 Grants of Plan-Based Awards

None.

Outstanding Equity Awards at Fiscal Year End

None.

Option Exercises and Stock Vested

None.

DIRECTOR COMPENSATION

We currently act with three directors, consisting of Tom Lewis, James Brown and Brian Goss. No compensation awarded to, earned by, or paid to any person who served as a director during the year ended December 31, 2020, other than a director who also served as an executive officer.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended December 31, 2019, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last three completed fiscal years.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common shares are quoted on the OTCQB operated by the OTC Markets Inc. under the symbol “LTUM.” The following quotations, obtained from Stockwatch, reflect the high and low bids for our common shares based on inter-dealer prices, without retail mark- up, mark-down or commission and may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

OTCQB (1)
Quarter Ended	High	Low
December 31, 2020	$0.269	$0.250
September 30, 2020	$0.213	$0.170
June 30, 2020	$0.128	$0.111
March 31, 2020	$0.090	$0.081
December 31, 2019	$0.056	$0.051
September 30, 2019	$0.068	$0.062
June 30, 2019	$0.089	$0.08
March 31, 2019	$0.122	$0.111
December 31, 2018	$0.12	$0.103

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our shares are issued in registered form. Nevada Agency and Transfer Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: (775) 322-0626; Facsimile: (775) 322-5623 is the registrar and transfer agent for our common shares.

Holders

As of February 17, 2021, we had approximately 15 registered holders of record of our common stock. A significant number of our shares of common stock were held in street name and, as such, we believe that the actual number of beneficial owners of our common stock is significantly higher.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

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Securities Authorized for Issuance under Equity Compensation Plan

On December 29, 2009, our board of approved the adoption of the 2009 Stock Plan which permits our company to issue up to 6,055,000 shares of our common stock to directors, officers, employees and consultants. This plan has not been approved by our security holders. As at December 31, 2020 and as at the date of this registration statement, there were no outstanding convertible securities issued pursuant to the 2009 Stock Plan.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	Nil	Nil	Nil
Equity compensation plans not approved by security holders	Nil	Nil	4,155,000
Total	Nil	Nil	4,155,000

 Convertible Securities

As of December 31, 2020, we had no outstanding options to purchase any shares of our common stock.

On May 31, 2012, the directors of our company determined that due to current adverse market conditions, it would be in the best interests of our company to re-price an aggregate of 500,000 incentive stock options granted to directors and officers of our company on September 23, 2010 with an exercise price of $0.28, and an aggregate of 450,000 incentive stock options granted to directors and officers of our company on September 23, 2010 with an exercise price of $0.25, to reflect the closing price for our company’s common shares quoted on the OTC Bulletin Board on May 29, 2012 of $0.07.

Also on May 31, 2012, our company granted an aggregate of 400,000 incentive stock options to certain directors and consultants of our company at an exercise price of $0.07, exercisable for a period of five years from the date of grant. This option price on all directors and consultants options was revised downward to $0.045 on March 15, 2013.

On March 15, 2013, we granted an aggregate of 200,000 stock options to consultants of our company pursuant to our 2009 Stock Option Plan. The stock options were exercisable for five years from the date of grant at an exercise price of $0.045 per share.

On November 12, 2014, our company granted an aggregate of 700,000 stock options to directors and consultants of our company pursuant to our 2009 Stock Option Plan. The stock options were exercisable for five years from the date of grant at an exercise price of $0.045 per share.

On January 18, 2016, our company granted 500,000 stock options to a director of our company pursuant to our 2009 Stock Option Plan. The stock options were all exercised on February 2018 at an exercise price of $0.125 per share.

On February 10, 2016, our company granted an aggregate of 850,000 stock options to directors and consultants of our company pursuant to our 2009 Stock Option Plan. The options were priced at $0.025 per share and 200,000 of these options were exercised in 2016, with the balance of 650,000 being exercised in 2018.

Recent Sales of Unregistered Securities

We did not sell any equity securities which were not registered under the Securities Act during the year ended December 31, 2020 that were not otherwise disclosed on our quarterly reports on Form 10-Q or our current reports on Form 8-K filed during the year ended December 31, 2020.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Name of Owner	No. of Shares Before Offering	No. of Shares Assuming Issuance of All Shares Registered in the Offering	Percentage of Ownership Before Offering (1)	Percentage of Ownership Assuming Issuance of All Shares Registered in the Offering(2)
Tom Lewis(3) PO Box 2053 Richland, WA 99352	7,000,000 Common Shares	7,000,000 Common Shares	7.18%	5.90%
James Brown(4) Apartment Pearl Garden, Unit No. Wp00606 Jl. Jen. Gatot Subroto Kav 5-7 Jakarta 12930 Indonesia	Nil	Nil	(5)	(5)
Brian Goss(6) 1031 Railroad Street Suite 102B Elko, NV 89801	Nil	Nil	(5)	(5)
All Officers and Directors as a Group	7,000,000	7,000,000	7.69%	6.32%
John Hiner 9443 Axlund Road Lynden, WA 98264	9,970,000	9,970,000	10.23%	8.40%
Altura Lithium Pty. Ltd. P.O. Box 4088 Springfield, Qld., 4300	11,000,000	11,000,000	11.29%	9.27%

(1) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 17, 2021. As of March 17, 2021 there were 97,408,375 shares of our company’s common stock issued and outstanding.

(2) Based on 118,631,102 common shares outstanding, which assumes the issuance of all 21,222,727 unissued common shares being registered hereunder.

(3) Tom Lewis acted as president, treasurer, secretary and director of our company since August 25, 2009. Mr. Lewis resigned as president, treasurer and secretary of our company on August 13, 2014. Mr. Lewis resumed his positions as president, Chief Financial Officer and treasurer on February 7, 2017.

(4) James Brown was appointed as a director of our company on December 19, 2012.

(5) Less than 1%

(6)Mr. Goss has acted as a director of our company since May 30, 2014 and was appointed as president, treasurer and secretary of our company on August 13, 2014. Mr. Goss resigned as president, treasurer and secretary on February 7, 2017.

41

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by W.L. Macdonald Law Corporation, 409 – 221 West Esplanade, North Vancouver, British Columbia (“WLMLaw”).

EXPERTS

Our consolidated financial statements appearing elsewhere in this registration statement for the years ended December 31, 2019 and 2018, and the effectiveness of our internal control over financial reporting as of December 31, 2019, have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as set forth in their reports thereon (which include an explanatory paragraph related to the change in the method of accounting for leases and an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern). Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing, in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. Because we are subject to the information and reporting requirements of the Exchange Act, we file periodic reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

42

LITHIUM CORPORATION

F-1

To the Board of Directors and
Stockholders of Lithium Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Lithium Corporation (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered net losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As discussed in Note 2 to the financial statements, the Company had a going concern due the company suffering net losses and due to the company having a working capital deficiency. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are not able to be substantiated. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information that was the initial cause along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

M&K CPAS, PLLC

We have served as the Company’s auditor since 2016.

Houston, TX

March 16, 2021

F-2

LITHIUM Corporation

Balance Sheets

ASSETS
	December 31, 2020	December 31, 2019
CURRENT ASSETS
Cash	$191,125	$346,260
Deposits	700	700
Prepaid expenses	14,226	20,504
Total Current Assets	206,051	367,464

TOTAL ASSETS	$206,051	$367,464

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$14,816	$16,909

TOTAL CURRENT LIABILITIES	14,816	16,909

TOTAL LIABILITIES	14,816	16,909

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, 3,000,000,000 shares authorized, par value $0.001; 95,651,644 and 95,651,644 common shares outstanding, respectively	95,652	95,652
Additional paid in capital	4,322,347	4,322,347
Additional paid in capital - options	191,513	191,513
Additional paid in capital - warrants	369,115	369,115
Accumulated deficit	(4,787,392)	(4,628,072)

TOTAL STOCKHOLDERS' EQUITY	191,235	350,555

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$206,051	$367,464

The accompanying notes are an integral part of these financial statements.

F-3

LITHIUM Corporation

Statements of Operations

	Year Ended December 31, 2020	Year Ended December 31, 2019

REVENUE	$-	$-

OPERATING EXPENSES
Professional fees	28,174	35,185
Exploration expenses	21,684	15,899
Consulting fees - related party	76,500	107,500
Insurance expense	-	6,935
Investor relations and shareholder communications	320	67,161
Transfer agent and filing fees	19,908	12,920
Travel	3,731	7,228
General and administrative expenses	9,003	9,398
Writedown of mineral property	-	390,200
TOTAL OPERATING EXPENSES	159,320	652,426

LOSS FROM OPERATIONS	(159,320)	(652,426)

OTHER INCOME (EXPENSES)
Gain (Loss) on sale of marketable securities	-	(919)
Gain on sale of mineral property	-	443,308
Loss on investment	-	(10,000)
Interest income	-	140
TOTAL OTHER INCOME (EXPENSE)	-	432,529

LOSS BEFORE INCOME TAXES	(159,320)	(219,897)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(159,320)	$(219,897)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	95,651,644	95,651,644

The accompanying notes are an integral part of these financial statements.

F-4

LITHIUM Corparation

Statements of Stockholders' Equity

				Additional	Additional
			Additional	Paid-in	Paid-in	Other		Total
	Common Stock		Paid-in	Capital -	Capital -	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Warrants	Options	Loss	Deficit	Equity

Balance, December 31, 2018	95,651,644	$95,652	$4,322,347	$369,115	$191,513	$(771)	$(4,408,175)	$569,681

Realized loss on sale of marketable securities	-	-	-	-	-	771	-	771
Net loss	-	-	-	-	-	-	(219,897)	(219,897)

Balance, December 31, 2019	95,651,644	95,652	4,322,347	369,115	191,513	-	(4,628,072)	350,555

Net loss	-	-	-	-	-	-	(159,320)	(159,320)

Balance, December 31, 2020	95,651,644	$95,652	$4,322,347	$369,115	$191,513	$-	$(4,787,392)	$191,235

The accompanying notes are an integral part of these financial statements.

F-5

LITHIUM Corporation

Statements of Cash Flows

	Year Ended December 31, 2020	Year Ended December 31, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the period	$(159,320)	$(219,897)
Adjustment to reconcile net income to net cash used in operating activities
Loss on investment in Summa, LLC	-	10,000
Loss on sale of marketable securities	-	919
Gain on sale of mineral property	-	(443,308)
Writedown of mineral property	-	390,200
Changes in assets and liabilities:
Decrease in prepaid expenses	6,278	71,208
Increase (decrease) in accounts payable and accrued liabilities	(2,093)	4,023
Net Cash Used in Operating Activities	(155,135)	(186,855)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for mineral properties	-	(12,537)
Cash paid for investment in Summa, LLC	-	(10,000)
Cash from sale of marketable securities	-	623
Net Cash Provided by (Used in) Investing Activities	-	(21,914)

Decrease in cash	(155,135)	(208,769)
Cash, beginning of period	346,260	555,029
Cash, end of period	$191,125	$346,260

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

Lithium Corporation

Notes to the Financial Statements

December 31, 2020

Note 1 - Summary of Significant Accounting Policies

Lithium Corporation (formerly Utalk Communications Inc.) (the “Company”) was incorporated on January 30, 2007 under the laws of Nevada. On September 30, 2009, Utalk Communications Inc. changed its name to Lithium Corporation.

Nevada Lithium Corporation was incorporated on March 16, 2009 under the laws of Nevada under the name Lithium Corporation. On September 10, 2009, the Company amended its articles of incorporation to change its name to Nevada Lithium Corporation. By agreement dated October 9, 2009 Nevada Lithium Corporation and Lithium Corporation amalgamated as Lithium Corporation. Lithium Corporation is engaged in the acquisition and development of certain lithium interests in the state of Nevada, and flake graphite prospects in British Columbia and is currently in the exploration stage.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents

Cash includes cash on account, demand deposits, and short-term instruments with maturities of three months or less.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers. Under ASC 606, the Company recognizes revenue from the commercial sales of products, licensing agreements and contracts to perform pilot studies by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. For the comparative periods, revenue has not been adjusted and continues to be reported under ASC 605 — Revenue Recognition. Under ASC 605, revenue is recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the performance of service has been rendered to a customer or delivery has occurred; (3) the amount of fee to be paid by a customer is fixed and determinable; and (4) the collectability of the fee is reasonably assured.

There was no impact on the Company’s financial statements as a result of adopting Topic 606 for year ended December 31, 2020 or 2019.

F-7

Loss per Share

Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of common shares outstanding during the year. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. In the periods in which a loss is incurred, the effect of potential issuances of shares under options and warrants would be anti-dilutive, and therefore basic and diluted losses per share are the same.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Financial Instruments

The Company’s financial instruments consist of cash, deposits, prepaid expenses, and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity and capacity of prompt liquidation of such assets and liabilities, the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Mineral Properties

Costs of exploration, carrying and retaining unproven mineral lease properties are expensed as incurred. Mineral property acquisition costs are capitalized including licenses and lease payments. Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior agreements or transfers and title may be affected by undetected defects. Impairment losses are recorded on mineral properties used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Optioned Properties

Properties under the Company’s ownership which have been optioned to a third party are deemed the Company’s property until all obligations under an option agreement are met, at which point the ownership of the property transfers to the third party. All non-refundable payments received prior to all obligations under an option agreement being met are considered liabilities until such time all obligations have been met, at which time ownership of the property transfers to the third party and the Company includes option payments into its statement of operations.

Recent Accounting Pronouncements

Leases (Topic 842). In February 2016, FASB issued ASU 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

The Company adopted the standard effective January 1, 2019. The standard allows a number of optional practical expedients to use for transition. The Company choose the certain practical expedients allowed under the transition guidance which permitted us to not to reassess any existing or expired contracts to determine if they contain embedded leases, to not to reassess our lease classification on existing leases, to account for lease and non-lease components as a single lease component for equipment leases, and whether initial direct costs previously capitalized would qualify for capitalization under FASB ASC 842. The new standard also provides practical expedients and recognition exemptions for an entity’s ongoing accounting policy elections. The Company has elected the short-term lease recognition for all leases that qualify, which means that we do not recognize a ROU asset and lease liability for any lease with a term of twelve months or less.

The most significant impact of adopting the standard was the recognition of ROU assets and lease liabilities for operating leases on the Company’s consolidated balance sheet but it did not have an impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

F-8

The Company did not have a cumulative effect on adoption prior to January 1, 2019.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820), Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this Update modify certain disclosure requirements of fair value measurements and are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted. The Company is currently unable to determine the impact on its financial statements of the adoption of this new accounting pronouncement.

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting , which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 . The amendment provides guidance on accounting for the impact of the Tax Cuts and Jobs Act (the “Tax Act”) and allows entities to complete the accounting under ASC 740 within a one-year measurement period from the Tax Act enactment date. This standard is effective upon issuance. The Tax Act has several significant changes that impact all taxpayers, including a transition tax, which is a one-time tax charge on accumulated, undistributed foreign earnings. The calculation of accumulated foreign earnings requires an analysis of each foreign entity’s financial results going back to 1986. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income . The guidance permits entities to reclassify tax effects stranded in Accumulated Other Comprehensive Income as a result of tax reform to retained earnings. This new guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2018. Early adoption is permitted in annual and interim periods and can be applied retrospectively or in the period of adoption. The Company is currently in the process of evaluating the impact of adoption on its consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-Controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company is currently unable to determine the impact on its consolidated financial statements of the adoption of this new accounting pronouncement.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting , which clarifies when a change to the terms or conditions of a share-based payment award must be accounted for as a modification. The new guidance requires modification accounting if the fair value, vesting condition or the classification of the award is not the same immediately before and after a change to the terms and conditions of the award. The new guidance is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

F-9

In January 2017, the FASB issued ASU No. 2017-4, Intangibles – Goodwill and Other (Topic 350): “Simplifying the Test for Goodwill Impairment. This update simplifies how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. An entity should apply the amendments in this update on a prospective basis. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition. That disclosure should be provided in the first annual period and in the interim period within the first annual period when the entity initially adopts the amendments in this update. A public business entity that is an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently unable to determine the impact on its financial statements of the adoption of this new accounting pronouncement.

In January 2017, the FASB issued ASU No. 2017-1, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments of this ASU are effective for public business entities for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. The amendments in this Update are to be applied prospectively on or after the effective date. The Company is currently unable to determine the impact on its financial statements of the adoption of this new accounting pronouncement.

Reclassification

Certain amounts in the financial statements for the year ended December 31, 2019 have been reclassified to conform to the presentation for the year ended December 31, 2020.

Note 2 – Going Concern

As reflected in the accompanying financial statements, the Company has a working capital of $191,235 (2019: $350,555) as at December 31, 2020 and has used $155,135 (2019: $186,855) of cash in operations for the year ended December 31, 2020. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

F-10

Note 3 – Fair Value of Financial Instruments

Under FASB ASC 820-10-5, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under GAAP, certain assets and liabilities must be measured at fair value, and FASB ASC 820-10-50 details the disclosures that are required for items measured at fair value.

The Company has certain financial instruments that must be measured under the new fair value standard. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

•	Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

•	Level 3 - Unobservable inputs that reflect our assumptions about the assumptions that market participants would use in pricing the asset or liability.

The following schedule summarizes the valuation of financial instruments at fair value on a recurring basis in the balance sheets as of December 31, 2020 and 2019, respectively:

	Fair Value Measurements at December 31, 2020
	Level 1	Level 2	Level 3
Assets
Cash	$191,125	$-	$-
Marketable securities	-	-	-
Total Assets	191,125	-	-
Liabilities
Total Liabilities	-	-	-
	$191,125	$-	$-

	Fair Value Measurements at December 31, 2019
	Level 1	Level 2	Level 3
Assets
Cash	$346,260	$-	$-
Marketable securities	-	-	-
Total Assets	346,260	-	-
Liabilities
Total Liabilities	-	-	-
	$346,260	$-	$-

F-11

Note 4 - Prepaid Expenses

Prepaid expenses consisted of the following at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Bonds	$-	$9,381
Transfer agent fees	14,226	11,123
Total prepaid expenses	$14,226	$20,504

Note 5 - Capital Stock

The Company is authorized to issue 300,000,000 shares of it $0.001 par value common stock. On September 30, 2009, the Company effected a 60-for-1 forward stock split of its $0.001 par value common stock.

Common Stock

There were 95,651,644 shares of common stock issued and outstanding as of December 31, 2020 (2019: 95,651,644).

Note 6 – Related Party Transactions

The Company paid consulting fees totaling $76,500 to related parties for the year ended December 31, 2020 (2019: $120,000).

Note 7 – Income Taxes

As of December 31, 2020, the Company had net operating loss carry forwards of approximately $4,787,000 that may be available to reduce future years’ taxable income in varying amounts through 2033. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following for the years ended December 31, 2020 and 2019:

	2020	2019
Federal income tax benefit attributable to:
Current operations	$159,320	$219,897
Less: valuation allowance	(159,320)	(219,897)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 21% (2019: 21%) of significant items comprising our net deferred tax amount is as follows at December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Deferred tax asset attributable to:
Net operating loss carryover	$1,005,254	$971,797
Less: valuation allowance	(1,005,254)	(971,797)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $4,787,000 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

Note 8 - Subsequent Events

The Company has analyzed its operations subsequent to December 31, 2020 through the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose other than those below.

On January 25, 2021, we issued 380,952 common shares for an aggregate purchase price of $160,000 and issued 1,375,779 common shares as part of a purchase agreement.

F-12

22,979,458 Shares

Common Stock

LITHIUM CORPORATION

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

April 1, 2021

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